EXHIBIT 23.1



                         Independent Auditors' Consent
                         -----------------------------



The Board of Directors
New York Community Bancorp, Inc.:

We consent to the use of our report dated January 22, 2003 relating to our audit of the consolidated statements of condition of New York Community Bancorp, Inc. (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002 which report appears in the Company's 2002 Annual Report to Shareholders, which is incorporated by reference in the Company's Form 10-K for the year ended December 31, 2002, which is incorporated by reference in the Registration
Statement No. 333-107498 on Form S-4/A dated September 23, 2003, which is incorporated by reference in the Company's current report on Form 8-K. Our report refers to changes in 2002, as the Company adopted the provisions of Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangibles". Our report also refers to changes in 2001, as the Company adopted the provisions of Statement of Financial Accounting Standard No. 141, "Business Combinations".


/s/ KPMG LLP


New York, New York
November 6, 2003